OMB APPROVAL
OMB Number: 3235-0145
Expires: February 28, 2006
Estimated average burden hours per response...11

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.      )*

VIACELL, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
92554J105
(CUSIP Number)
December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	92554J105

1	NAMES OF REPORTING PERSONS: BB BioVentures L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		5,113,335(1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		5,113,335(1)

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

5,113,335(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

(1)	Includes 544,500 shares issuable pursuant to warrants exercisable within 60 days of December 31, 2005.

CUSIP No.	92554J105

1	NAMES OF REPORTING PERSONS: MPM BioVentures Parallel Fund, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		347,101(2)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		347,101(2)

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

347,101(2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

(2)	Includes 12,620 shares issuable pursuant to warrants exercisable within 60 days of December 31, 2005.

CUSIP No.	92554J105

1	NAMES OF REPORTING PERSONS: MPM Asset Management Investors 2000A LLC

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		26,386(3)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		26,386(3)

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

26,386(3)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

(3)	Includes 1,213 shares issuable pursuant to warrants exercisable within 60 days of December 31, 2005.

CUSIP No.	92554J105

1	NAMES OF REPORTING PERSONS: MPM BioVentures II-QP, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		130,880

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		130,880

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	130,880

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	92554J105

1	NAMES OF REPORTING PERSONS: MPM BioVentures II, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		14,444

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		14,444

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	14,444

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.04%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	92554J105

1	NAMES OF REPORTING PERSONS: MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Germany

	5	SOLE VOTING POWER:

NUMBER OF		46,089

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		46,089

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	46,089

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	92554J105

1	NAMES OF REPORTING PERSONS: MPM Asset Management Investors 2001 LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		2,715

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		2,715

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,715

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.01%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	92554J105

1	NAMES OF REPORTING PERSONS: MPM Founders LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		41,146

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		41,146

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	41,146

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	92554J105

1	NAMES OF REPORTING PERSONS: Ansbert Gadicke

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		10,000(4)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		5,722,096(5)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		10,000(4)

WITH:	8	SHARED DISPOSITIVE POWER:

5,722,096(5)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

5,722,096(4)(5)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

14.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

(4)	Includes 10,000 shares issuable upon exercise of options within 60 days of December 31, 2005.

(5)	The shares are held as follows: 4,568,835 by BB BioVentures, L.P. (“BB BioVentures”), 334,481 by MPM BioVentures Parallel Fund, L.P. (“MPM Parallel”), 25,173 by MPM Asset Management Investors 2000A LLC (“MPM Asset”), 130,880 by MPM BioVentures II-QP, L.P. (“BV QP”), 14,444 by MPM BioVentures II, L.P. (“BV II”), 46,089 by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG (“BV KG”), 2,715 by MPM Asset Management Investors 2001 LLC (“Asset 2001”) and 41,146 shares held by MPM Founders LLC. Also includes warrants exercisable within 60 days of December 31, 2005 as follow: 544,500 by BB BioVentures, 12,620 by MPM Parallel and 1,213 by MPM Asset. BB BioVentures is under common control with MPM Parallel and MPM Asset. BAB BioVentures L.P. (“BAB BV”), BAB BioVentures NV and MPM BioVentures I LLC (“BioVentures LLC”) are the direct and indirect general partners of BB BioVentures. MPM BioVentures I L.P. (“BioVentures LP”) and BioVentures LLC are the direct and indirect general partners of MPM Parallel. The Reporting person is a manager of BioVentures LLC and MPM Asset. MPM Asset Management II, L.P. (“AM II GP”) and MPM Asset Management II LLC (“AM II LLC”) are the direct and indirect general partners of BV QP, BV II and BV KG. The Reporting Person is a member of Asset 2001, AM II LLC and MPM Founders LLC.

CUSIP No.	92554J105

1	NAMES OF REPORTING PERSONS: Luke Evnin

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		5,722,096(5)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		5,722,096(5)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	5,722,096(5)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	14.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

(5)	The shares are held as follows: 4,568,835 by BB BioVentures, L.P. (“BB BioVentures”), 334,481 by MPM BioVentures Parallel Fund, L.P. (“MPM Parallel”), 25,173 by MPM Asset Management Investors 2000A LLC (“MPM Asset”), 130,880 by MPM BioVentures II-QP, L.P. (“BV QP”), 14,444 by MPM BioVentures II, L.P. (“BV II”), 46,089 by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG (“BV KG”), 2,715 by MPM Asset Management Investors 2001 LLC (“Asset 2001”) and 41,146 shares held by MPM Founders LLC. Also includes warrants exercisable within 60 days of December 31, 2005 as follow: 544,500 by BB BioVentures, 12,620 by MPM Parallel and 1,213 by MPM Asset. BB BioVentures is under common control with MPM Parallel and MPM Asset. BAB BioVentures L.P. (“BAB BV”), BAB BioVentures NV and MPM BioVentures I LLC (“BioVentures LLC”) are the direct and indirect general partners of BB BioVentures. MPM BioVentures I L.P. (“BioVentures LP”) and BioVentures LLC are the direct and indirect general partners of MPM Parallel. The Reporting person is a manager of BioVentures LLC and MPM Asset. MPM Asset Management II, L.P. (“AM II GP”) and MPM Asset Management II LLC (“AM II LLC”) are the direct and indirect general partners of BV QP, BV II and BV KG. The Reporting Person is a member of Asset 2001, AM II LLC and MPM Founders LLC.

Item 1.
(a)	Name of Issuer Viacell, Inc.
(b)	Address of Issuer’s Principal Executive Offices 245 First Street Cambridge, MA 02142
Item 2.
(a)	Name of Person Filing

BB BioVentures, LP
     MPM BioVentures Parallel Fund, LP
     MPM Asset Management Investors 2000A LLC
     MPM BioVentures II-QP, L.P
     MPM BioVentures II, L.P.
     MPM Asset Management Investors 2001 LLC
     MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG
     MPM Founders LLC
     Ansbert Gadicke
Luke Evnin

(b)	Address of Principal Business Office or, if none, Residence

c/o MPM Capital L.P. The John Hancock Tower 200 Clarendon Street, 54th Floor Boston, MA 02116

(c)	Citizenship

All entities were organized in Delaware, except MPM BioVentures GmbH & Co Parallel-Beteiligungs KG which was organized in Germany. All individuals are United States citizens.

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

92554J105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4.	Ownership
(a)	Amount Beneficially Owned:

BB BioVentures, LP	5,113,335	(1)
MPM BioVentures Parallel Fund, LP	347,101	(2)
MPM Asset Management Investors 2000A LLC	26,386	(3)
MPM BioVentures II-QP, L.P	130,880
MPM BioVentures II, L.P.	14,444

MPM Asset Management Investors 2001 LLC	2,715
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	46,089
MPM Founders LLC	41,146
Ansbert Gadicke	5,732,096	(4)(5)
Luke Evnin	5,680,950	(4)
(b)	Percent of Class:

BB BioVentures, LP	13.1%
MPM BioVentures Parallel Fund, LP	0.9%
MPM Asset Management Investors 2000A LLC	0.1%
MPM BioVentures II-QP, L.P	0.3%
MPM BioVentures II, L.P.	0.04%
MPM Asset Management Investors 2001 LLC	0.01%
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	0.1%
MPM Founder LLC	0.1%
Ansbert Gadicke	14.7%
Luke Evnin	14.7%
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote

BB BioVentures, LP	5,113,335	(1)
MPM BioVentures Parallel Fund, LP	347,101	(2)
MPM Asset Management Investors 2000A LLC	26,386	(3)
MPM BioVentures II-QP, L.P	130,880
MPM BioVentures II, L.P.	14,444
MPM Asset Management Investors 2001 LLC	2,715
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	46,089
MPM Founders LLC	41,146
Ansbert Gadicke	10,000	(5)
Luke Evnin	0
(ii)	Shared power to vote or to direct the vote

BB BioVentures, LP	0
MPM BioVentures Parallel Fund, LP	0
MPM Asset Management Investors 1998 LLC	0
MPM BioVentures II-QP, L.P	0
MPM BioVentures II, L.P.	0
MPM Asset Management Investors 2001 LLC	0
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	0

MPM Founders LLC	0
Ansbert Gadicke	5,722,096	(4)
Luke Evnin	5,722,096	(4)
(iii)	Sole power to dispose or to direct the disposition of

BB BioVentures, LP	5,113,335	(1)
MPM BioVentures Parallel Fund, LP	347,101	(2)
MPM Asset Management Investors 2000A LLC	26,386	(3)
MPM BioVentures II-QP, L.P	130,880
MPM BioVentures II, L.P.	14,444
MPM Asset Management Investors 2001 LLC	2,715
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	46,089
MPM Founders LLC	41,146
Ansbert Gadicke	10,000	(5)
Luke Evnin	0
(iv)	Shared power to dispose or to direct the disposition of

BB BioVentures, LP	0
MPM BioVentures Parallel Fund, LP	0
MPM Asset Management Investors 2000A LLC	0
MPM BioVentures II-QP, L.P.	0
MPM BioVentures II, L.P.	0
MPM Asset Management Investors 2001 LLC	0
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	0
MPM Founders LLC
Ansbert Gadicke	5,722,096	(4)
Luke Evnin	5,722,096	(4)

(1)	Includes 544,500 shares issuable pursuant to warrants exercisable within 60 days of December 31, 2005.

(2)	Includes 12,620 shares issuable pursuant to warrants exercisable within 60 days of December 31, 2005.

(3)	Includes 1,213 shares issuable pursuant to warrants exercisable within 60 days of December 31, 2005.

(4)	The shares are held as follows: 4,568,835 by BB BioVentures, L.P. (“BB BioVentures”), 334,481 by MPM BioVentures Parallel Fund, L.P. (“MPM Parallel”), 25,173 by MPM Asset Management Investors 2000A LLC (“MPM Asset”), 130,880 by MPM BioVentures II-QP, L.P. (“BV QP”), 14,444 by MPM BioVentures II, L.P. (“BV II”), 46,089 by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG (“BV KG”), 2,715 by MPM Asset Management Investors 2001 LLC (“Asset 2001”) and 41,146 shares held by MPM Founders LLC. Also includes warrants exercisable within 60 days of December 31, 2005 as follow: 544,500 by BB BioVentures, 12,620 by MPM Parallel and 1,213 by MPM Asset. BB BioVentures is under common control with MPM Parallel and MPM Asset. BAB BioVentures L.P. (“BAB BV”), BAB BioVentures NV and MPM BioVentures I LLC (“BioVentures LLC”) are the direct and indirect general partners of BB BioVentures. MPM BioVentures I L.P. (“BioVentures LP”) and BioVentures LLC are the direct and indirect general partners of MPM Parallel. The Reporting person is a manager of BioVentures LLC and MPM Asset. MPM Asset Management II, L.P. (“AM II GP”) and MPM Asset Management II LLC (“AM II LLC”) are the direct and indirect general partners of BV QP, BV II and BV KG. The Reporting Person is a member of Asset 2001, AM II LLC and MPM Founders LLC.

(5)	Includes 10,000 shares issuable upon exercise of options within 60 days of December 31, 2005.

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of a Group

Not Applicable

Item 10.	Certification

Not Applicable

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 9, 2006

BB BIOVENTURES L.P.		MPM BIOVENTURES PARALLEL FUND, L.P.

By:	BAB BioVentures L.P.,	By:	MPM BioVentures I LP,
	its General Partner		its General Partner

By:	BAB BioVentures N.V.,	By:	MPM BioVentures I LLC,
	its General Partner		its General Partner

By:	\s\ Ansbert Gadicke	By:	/s/ Luke Evnin

	Name: Ansbert Gadicke		Name: Luke B. Evnin
	Title: Manager		Title: Manager

MPM ASSET MANAGEMENT INVESTORS 2000A LLC		MPM BIOVENTURES II-QP, L.P.

By:	/s/ Luke Evnin	By:	MPM Asset Management II, L.P.,

	Name: Luke B. Evnin		its General Partner
Title: Manager
		By:	MPM Asset Management II LLC,
its General Partner

		By:	/s/ Luke Evnin

Name: Luke B. Evnin
Title: Manager

MPM BIOVENTURES II, L.P.		MPM ASSET MANAGEMENT INVESTORS 2001 LLC

By:	MPM Asset Management II, L.P.,	By:	/s/ Luke Evnin

	its General Partner		Name: Luke B. Evnin
Title: Manager
By:	MPM Asset Management II LLC,
its General Partner

By:	/s/ Luke Evnin

Name: Luke B. Evnin
Title: Manager

MPM BIOVENTURES GMBH & CO. PARALLEL-BETEILIGUNGS KG		MPM FOUNDERS LLC

By:	MPM Asset Management II LP, in its capacity as	By:	/s/ Luke Evnin
	the Special Limited Partner		Name: Luke B. Evnin
Title: Manager
By:	MPM Asset Management II LLC, its General Partner

By:	/s/ Luke Evnin

Name: Luke B. Evnin
Title: Manager

By:	\s\ Ansbert Gadicke	By:	/s/ Luke Evnin

	Name: Ansbert Gadicke		Name: Luke B. Evnin

EXHIBIT A
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Viacell, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 9th day of February, 2006.

BB BIOVENTURES L.P.		MPM BIOVENTURES PARALLEL FUND, L.P.

By:	BAB BioVentures L.P.,	By:	MPM BioVentures I LP,
	its General Partner		its General Partner

By:	BAB BioVentures N.V.,	By:	MPM BioVentures I LLC,
	its General Partner		its General Partner

By:	\s\ Ansbert Gadicke	By:	/s/ Luke Evnin

	Name: Ansbert Gadicke		Name: Luke B. Evnin
	Title: Manager		Title: Manager

MPM ASSET MANAGEMENT INVESTORS 2000A LLC		MPM BIOVENTURES II-QP, L.P.

By:	/s/ Luke Evnin	By:	MPM Asset Management II, L.P.,

	Name: Luke B. Evnin		its General Partner
Title: Manager
		By:	MPM Asset Management II LLC,
its General Partner

		By:	/s/ Luke Evnin

Name: Luke B. Evnin
Title: Manager

MPM BIOVENTURES II, L.P.		MPM ASSET MANAGEMENT INVESTORS 2001 LLC

By:	MPM Asset Management II, L.P.,	By:	/s/ Luke Evnin

	its General Partner		Name: Luke B. Evnin
Title: Manager
By:	MPM Asset Management II LLC,
its General Partner

By:	/s/ Luke Evnin

Name: Luke B. Evnin
Title: Manager

MPM BIOVENTURES GMBH & CO. PARALLEL-BETEILIGUNGS KG		MPM FOUNDERS LLC

By:	MPM Asset Management II LP, in its capacity as the Special Limited Partner	By:	/s/ Luke Evnin
Name: Luke B. Evnin
Title: Manager
By:	MPM Asset Management II LLC, its General Partner

By:	/s/ Luke Evnin

Name: Luke B. Evnin
Title: Manager

By:	\s\ Ansbert Gadicke	By:	/s/ Luke Evnin

	Name: Ansbert Gadicke		Name: Luke B. Evnin